AMENDMENT TO THE FUND SUB-ADMINISTRATION AND ACCOUNTING AGREEMENT

This Amendment is made as of January 1, 2010 to the Fund Sub-Administration and Accounting Agreement (the “Agreement”) dated September 25, 2007 between The Bank of New York Mellon (formerly known as The Bank of New York) (“BNYM”) and Old Mutual Fund Services (the “Customer”)

WHEREAS, pursuant to paragraph 12 of the Agreement, the Customer and BNYM wish to modify the Agreement to include a revised schedule of administrative services and valuation and computation services as set forth below;

NOW THEREFORE, the Customer and BNYM hereby agree to amend the Agreement as follows:

1.	Each Schedule I and Schedule II to the Agreement shall be deleted, replaced and superseded by Amended and Restated Schedule I and Amended and Restated Schedule II, each as attached hereto.

2.	The following sentence will be added at the end of Section 4 (a): “As between the Customer and BNYM, solely Customer will have authority to make final determinations of valuations.”

3.	Except as expressly amended and provided herein, all of the terms, conditions and provisions of the Agreement shall continue in full force and effect.

IN WITNESS WHEREOF, this Amendment has been executed for and on behalf of the undersigned as of the day and year first written above.

THE BANK OF NEW YORK MELLON

/s/ Joseph F. Keenan
By: Joseph F. Keenan
Title: Managing Director

OLD MUTUAL FUND SERVICES

/s/ Robert T. Kelly
By:  Robert T. Kelly
Title:  Vice President

AMENDED AND RESTATED SCHEDULE I
ADMINISTRATIVE SERVICES

1.
Attend all meetings of the Funds’ Valuation Committee, provide all relevant information from securities pricing agent(s) during such meetings as is available and necessary to assist the Valuation Committee in valuing securities for which a market price is not readily available in accordance with the Funds’ Fair Value Pricing Procedures, and prepare a record of such meeting for Customer review and approval.

2.
Perform for each Fund, the compliance tests as mutually agreed, including analysis of asset segregation requirements specified by Customer, and which shall be specific to each Fund.  The Compliance Summary Reports listing the results of such tests are subject to review and approval by Customer.

3.
Participate in the periodic updating of each Fund’s Registration Statement and Prospectus and, subject to approval by such Fund’s Treasurer and legal counsel, coordinate the preparation, filing, printing and dissemination of periodic reports and other information to the SEC and the Fund’s shareholders, including annual and semi-annual reports to shareholders, Form N-SAR, Form N-CSR, Form N-Q and notices pursuant to Rule 24(f)-2.

4.           Prepare workpapers supporting the preparation of federal, state and local income tax returns for each Fund for review and approval by each Fund’s independent auditors; perform ongoing wash sales review (i.e., purchases and sales of Fund investments within 30 days of each other); and prepare Form 1099s with respect to each Fund’s directors or trustees and file such forms upon the approval of the Fund’s Treasurer. At the direction and based on the specifications of Customer, provide information related to composition and source of distributions, including Rule 19a-1 notices as necessary, based on a 19a-1 notice template provided by Customer.

5.
Prepare and, subject to approval of each Fund’s Treasurer, or such other Fund officer’s, as appropriate, disseminate to such Fund’s Board quarterly unaudited financial statements, reports and schedules and make presentations to the Board, as appropriate.

6.
At Customer’s direction administratively assist each Fund in obtaining fidelity bond and E&O/D&O insurance coverage, by assisting in the submission of information prepared by Customer to insurance companies and/or the insurance broker assisting in the placement of such insurance coverage.

7.	Prepare statistical reports for outside information services (e.g., IBC/Donoghue, ICI, Lipper Analytical and Morningstar).

8.	Attend shareholder and Board meetings as requested from time to time.

9.
Subject to review and approval by the Fund Treasurer, establish appropriate expense accruals, maintain expense files and coordinate the payment of expenses for each Fund including vendor invoices, management and administration fees, 12b-1 fees, sub-transfer agent fees and sub-adviser fees.  Monitor and calculate the sub-transfer agent fee limitations and splits between the funds and the adviser.

10.	Provide sub-certifications as reasonably requested by the Customer in connection with any certification required by the Sarbanes-Oxley Act of 2002 or any rules or regulations promulgated thereunder.

11.           Prepare, disseminate, and coordinate audit confirmations.

AMENDED AND RESTATED SCHEDULE II
VALUATION AND COMPUTATION SERVICES

I.           BNYM shall maintain the following records on a daily basis for each Series and Class thereof, and make each available to the Fund or its investment managers upon request.

1.           Report of priced portfolio securities

2.           Statement of net asset value per share

3.           Daily valuation spreadsheet

4.           Cash availability report

5.           Daily NAV variance review

6.           Fair valuation documentation

7.           Overdraft report

8.           Cash projection (allocation) report

9.           Shareholder gain/loss monitoring report

II.           BNYM shall maintain the following records on a monthly basis for each Series and Class thereof:

1.           General Ledger

2.           General Journal

3.           Cash Receipts Journal

4.           Cash Disbursements Journal

5.           Subscriptions Journal

6.           Redemptions Journal

7.           Accounts Receivable Reports

8.           Accounts Payable Reports

9.           Open Subscriptions/Redemption Reports

10.           Transaction (Securities) Journal

11.           Broker Net Trades Reports

12.           Monthly valuation spreadsheet

13.           Revenue packet / subadvisor schedule

14.           Expense waiver / recoup tracking and verification schedule

15.           Analytic expense report

16.           Fund of Funds underlying percent ownership report

17.           Class I Performance (Fund of Fund / Ibbotson) report

III.           BNYM shall prepare a Holdings Ledger on a quarterly basis, and a Buy-Sell Ledger (Broker’s Ledger) on a semiannual basis for each Series.  Schedule D shall be produced on an annual basis for each Series.

The above reports may be printed according to any other required frequency to meet the requirements of the Internal Revenue Service, The Securities and Exchange Commission and the Fund’s Auditors.

IV.           For internal control purposes, BNY uses the Account Journals produced by The Bank of New York Mellon Custody System to record daily settlements of the following for each Series, and communicate the same to the Customer:

1.           Securities bought

2.           Securities sold

3.           Interest received

4.           Dividends received

5.           Capital stock sold

6.           Capital stock redeemed

7.           Other income and expenses

8.           Cash

All portfolio purchases for the Fund are recorded to reflect expected maturity value and total cost including any prepaid interest.

V.           Coordinate administratively, the process by which the Fund and its investment managers consider securities to be fair valued.

1.           Coordinate and facilitate valuation calls as necessary, prepare documentation for Customer approval.